Exhibit (d)(3)
CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT
THIS CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT (the “Agreement”) is entered into and effective as of April 8, 2026 (the “Effective Date”) by Forte Biosciences, Inc., a Delaware Corporation (the “Company”), with registered office at 3060 Pegasus Park Dr. Building 6 Dallas, TX 75247, USA, and argenx BV (the “Receiving Party”), with registered office at Industriepark 7, Zwijnaarde-Gent, 9052, Belgium.
The Company desires to disclose to the Receiving Party certain of its non-public information for the purpose set forth below and the Receiving Party has agreed to the restrictions set forth herein:
NOW THEREFORE, the parties hereby agree as follows:
1. Purpose of Agreement. This Agreement is being entered into by the Parties for the purpose of permitting the Parties to evaluate a possible working relationship in connection with the Company’s business involving research and development of FB102 and the content of the letter agreement, dated April 8, 2026, by and between the Company and the Receiving Party (the “Letter Agreement”) (the “Purpose”). During the course of the Agreement, the Company may disclose certain Confidential or Proprietary Information (as defined below), whether now existing or currently under development, to the Receiving Party.
2. Confidential or Proprietary Information. As used in this Agreement, the term “Confidential or Proprietary Information” shall mean all confidential or proprietary information or materials of the Company, whether disclosed in writing, orally, or visually, including, without limitation, (i) technology, Inventions, concepts, drawings, designs, discoveries, improvements, patents, patent applications, specifications, trade secrets, prototypes, processes, notes, memoranda and reports, or (ii) visual representations concerning past, present or future research, technology, know-how, and concepts, or (iii) computer programs, software code, written documentation, products, information on vendors, members, customers, prospective customers, employees and prospective employees, market research, sales and marketing plans, distribution arrangements, financial statements, financial information, financing strategies and opportunities and business plans, all of which relate directly or indirectly to the Company’s products, services or business, or (iv) and all record bearing media containing or disclosing the foregoing information, including business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means. “Inventions” means ideas, discoveries, inventions, developments and improvements, whether or not reduced to practice and whether or not patentable, including any invention, writing, trade name, trademark, service mark or any other material registered or otherwise protected or able to be protected under state, federal or foreign patent, trademark, copyright, or similar laws. Confidential or Proprietary Information, as defined above, shall be marked or identified by the Disclosing Party in writing as being “confidential” or “proprietary” and, if disclosed orally, shall be confirmed in writing and designated “confidential” or “proprietary” ultimately within 30 calendar days following the disclosure. In addition, the contents of the Letter Agreement shall be “Confidential Information”.
3. Use and Handling of Confidential or Proprietary Information. The Receiving Party shall keep Confidential or Proprietary Information confidential, shall use such information solely for the Purpose stated above, and shall not disclose to any persons or entities, other than its Representatives (as defined below), any of the Confidential or Proprietary Information without the prior written consent of the Company. If the Receiving Party is an employer, partner, member, consultant, advisor, owner or affiliate with others, then the Receiving Party shall make the Confidential or Proprietary Information available only to its affiliates and its and its affiliates employees, directors, managers, officers, partners, owners, members, consultants or advisors (the “Representatives”) who have an objective need for such information, provided that the Receiving Party has informed all such Representatives of the Receiving Party’s obligations under this Agreement and such Representatives have agreed in writing to be bound by the terms of this Agreement, either by means of an agreement directly with the Company or pursuant to an agreement with the Receiving Party which restricts the use of the Confidential or Proprietary Information received as a Representative of the Receiving Party. In accepting any Confidential or Proprietary Information disclosed to the Receiving Party hereunder, the Receiving Party agrees to preserve the confidentiality of such information with at least the same degree of care as that taken by the Receiving Party to preserve and protect its own confidential or proprietary information. The Receiving Party agrees to maintain adequate safeguards and procedures to prevent the theft, loss or dissemination of any of the Confidential or Proprietary

Information, and, in the event of any such theft, loss or dissemination, shall notify the Company immediately. It is understood that Company shall keep confidential and not disclose to any persons or entities, other than its Representatives, the content of the Letter Agreement, without Receiving Party’s prior written consent.
4. Exceptions to Confidential Treatment. The Receiving Party shall not be obligated to maintain any information in confidence or refrain from use, if: (a) the information was lawfully in the Receiving Party’s possession or was known to it prior to its disclosure from the Company as evidenced by written records; (b) the information is, at the time of disclosure, or thereafter becomes public knowledge without the fault of the Receiving Party (provided, however, that the act of copyrighting, patenting or otherwise publishing or aiding in publication by the Company shall not cause or be construed as causing the copyrighted materials or patented technologies to be in the public domain); (c) the information is or becomes rightfully available on an unrestricted basis to the Receiving Party from a source other than the Company which, to the best of Receiving Party’s knowledge, did not acquire the same under an obligation of confidentiality to the Company; (d) the information becomes available on an unrestricted basis to a third party from the Company or from someone acting under its control;(e) the information was independently developed by or on behalf of Receiving Party or its Representatives without access or reference to, use of, aid from or reliance on Confidential Information disclosed by Company to Receiving Party or its Representatives; or (f) disclosure is required by subpoena or pursuant to a demand by any governmental authority. Furthermore, before relying on the exception of point (f) of this Section 4, and disclosing any Confidential or Proprietary Information, the Receiving Party shall notify, if reasonably possible and permissible by law, the Company in writing prior to any such disclosure to allow the Company to seek a protective order or otherwise minimize the need for such disclosure.
5. Amendment. This Agreement may be amended only by a written amendment signed by both the Company and the Receiving Party.
6. No License. No license or other transfer of any right, title or interest in such Confidential or Proprietary Information is intended or shall be deemed to have resulted from any disclosure to the Receiving Party.
7. Title and Ownership. The Receiving Party acknowledges that the Confidential or Proprietary Information obtained by it under this Agreement is and shall remain the sole property of the Company.
8. Obligations Regarding Materials. At any time at the written request of the Company, the Receiving Party agrees to return or destroy/delete all Information (including samples and materials) received from the Company without undue delay; provided, however, that Receiving Party may retain in confidence under this Agreement: (i) one (1) archived copy of Confidential Information solely for the purpose of administering Receiving Party’s obligations under this Agreement; and (ii) Confidential Information contained in Receiving Party’s electronic back-up files created in the ordinary course of business.
9. Enforceability. If any provision contained herein is declared unenforceable or invalid, said declaration shall not impair any other provisions of this Agreement which shall be enforced according to their respective terms.
10. Remedies. The Receiving Party acknowledges that any violation of this Agreement could result in immediate and irreparable injury to the Company for which an award of money damages would be inadequate. The Receiving Party agrees, therefore, that the Company shall have the right to seek to obtain equitable relief including an injunction to specifically enforce the terms of this Agreement, and to obtain any other legal or equitable remedies that may be available to it. In the event of any violation by the Receiving Party of this Agreement, the Receiving Party agrees to pay reasonable costs and legal fees incurred by the Company in pursuit of any of its rights under this Agreement, in addition to any damages sustained by the Company by reason of such breach, provided that the Company prevails in the suit, action or proceeding in which such costs and fees were incurred.
11. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without application of choice-of-law principles.
12. Parties in Interest; Assignment. This Agreement shall be binding upon, and the benefits and obligations provided for herein shall inure to, the parties hereto and their respective owners, shareholders, members, heirs, legal representatives, successors and assigns. The parties hereto shall not assign this Agreement and/or their respective rights and obligations hereunder, except that either party may assign its rights and obligations hereunder to any of its affiliates or in connection with a merger, consolidation, assignment, sale or other disposition of all or substantially all of such party’s assets, equity securities or business.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
14. Term. This Agreement shall terminate after the first anniversary of the Effective Date, but may be terminated by either party at any time upon 30 days’ written notice to the other party. The termination of this Agreement shall not relieve either party of obligations imposed by Sections 3 through 15 of this Agreement which shall continue for a period of one (1) year from the date of such termination; provided that any copy retained under Section 8 may not be used or disclosed at any time for any purpose other than demonstrating Receiving Party’s compliance with this Agreement.
15. No Obligation to Proceed. Nothing contained in this Agreement shall be construed as an obligation to disclose any information or negotiate or enter into any further agreement concerning the Confidential Information or otherwise.
16. Entire Agreement. This Agreement is intended by the parties as the final and binding expression of their agreement as to the subject matter hereof.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Forte Biosciences, Inc.	argenx BV

By: /s/ Paul Wagner	By: /s/ Arjen Lemmen

Name: Paul Wagner, Ph.D.	Name: Arjen Lemmen

Title: CEO	Title: VP Corporate Development & Strategy